Exhibit 99.1

CHARLOTTE RUSSE

ANNOUNCES THIRD QUARTER RESULTS

SAN DIEGO, California, July 25, 2007 – Charlotte Russe Holding, Inc. (Nasdaq-GSM: CHIC), a growing mall-based specialty retailer of fashionable, value-priced apparel and accessories targeting young women in their teens and twenties, today reported financial results for the third quarter of fiscal 2007 ended June 30, 2007.

For the third quarter ended June 30, 2007:

•	Sales rose 12.2% to $180.3 million. Comparable store sales for the period increased 1.3%.

•

Diluted EPS from continuing operations were $0.40 as compared to $0.38 for the comparable prior year period. Included in the fiscal 2007 third quarter results was a $0.03 charge associated with a non-recurring point of sale (POS) system write-off.

•	Cash totaled $88 million, up from $66 million at the end of the third quarter last year.

New store openings:

•	The Company opened 26 new Charlotte Russe stores year-to-date and is scheduled to open approximately 24 additional stores in the fourth quarter for a total of at least 50 new stores for fiscal 2007.

•

The target for fiscal 2008 is to open at least 60 new stores and to complete the remodel of approximately 20 stores. This would bring the percent of the Company’s fleet remodeled to the “brite store” format to over 60% as of fiscal 2008 year end.

Mark Hoffman, Chief Executive Officer, remarked: “We are pleased that we achieved our eighth consecutive quarter of positive comparable store sales growth. However, earnings per share for the quarter were slightly below our original expectations. While we continued to make progress on product level gross margin expansion, sales were below plan in June. The recent slow down in consumer spend and traffic that began in June and has continued through July is the basis for our sales guidance for the fourth quarter of flat comparable store sales. This guidance assumes an improvement in consumer spend and traffic consistent with the calendar shifts for back-to-school. Therefore, we are projecting August and September to deliver low single digit comparable store sales increases resulting in a flat comparable store sales increase for the fourth quarter. With that said, our merchandise assortments are fashion and trend right. Our inventory aging and productivity trends continue to deliver significant improvements. We believe that we have focus on the right strategies to continue to deliver success.”

“During the third quarter, we successfully completed the roll-out of our new POS system which has increased speed of service and streamlined in-store processes. On July 12th, we also soft launched our Charlotte Russe e-commerce site.”

“This together with our new POS capabilities has established a platform for enhanced customer service and integrated relationship marketing,” Mr. Hoffman continued, “our goal for the next several years is to post consistent double-digit earnings growth. Our store opening schedule and remodels, combined with our push to upgrade our infrastructure and management team, are all important contributors to our growth plan.”

“Based on current trends the Company would guide investors to expect flat comparable store sales for the fourth quarter of fiscal 2007 with diluted earnings per share from continuing operations of $0.34 to $0.37. This compares to diluted earnings per share of $0.41 for the fourth quarter last year, on a 13 week basis and diluted earnings per share of $0.51 on a 14 week basis. It is important to note the following when evaluating our earnings guidance for the fourth quarter:

•

Last year the fourth quarter included 14 weeks. The impact on sales and income from continuing operations attributable to the additional week were estimated to be $11.5 million and $2.4 million respectively with approximately a $0.10 increase to earnings per share for the fourth quarter last year.

•

As has been the Company’s policy, this guidance does not include the potential of any business risks, opportunities or developments that may occur after July 25, 2007. Management does not expect to report on its fourth quarter financial performance, or to comment on it to the investment community, until after the financial results for the fourth quarter have been released on or about November 14, 2007.”

FINANCIAL RESULTS

Reclassification of Rampage Results:

Due to the disposition of the Rampage stores in the fourth quarter of fiscal 2006, the financial statements have been reclassified to reflect all Rampage stores as a discontinued business. In accordance with generally accepted accounting principles, the prior year amounts have been reclassified to segregate the sales and direct and incremental operating expenses for the Rampage stores and to show the impact on an after-tax basis.

Comparable Store Sales Calculation:

Consistent with retail industry practice, the calculation of comparable store sales during the first nine months of fiscal 2007 has been adjusted to take into account the later start (i.e., a 1-week shift) caused by the extra week at the end of fiscal 2006. However, fiscal 2006 reported sales and earnings as a result of this calendar shift have not been adjusted.

Sales:

Net sales for the third quarter increased 12.2% to $180.3 million from $160.7 million for the third quarter last year. Comparable store sales increased 1.3% during the quarter compared to an increase of 18.2% for the third quarter of fiscal 2006.

Net sales for the first nine months of fiscal 2007 increased 11.7% to $550.6 million from $492.9 million for the same period last year. Comparable store sales increased 2.5% during the nine month period, compared to an increase of 18.4% for the same period of fiscal 2006.

Income from Continuing Operations before Income Taxes:

Income from continuing operations before income taxes for the third quarter was $16.7 million as compared to $15.8 million for the same quarter last year, an increase of 6.0%. The third quarter results include a $1.1 million non-recurring write-off associated with the implementation of the new POS system.

Income from continuing operations before income taxes for the first nine months of fiscal 2007 was $45.3 million as compared to $40.6 million for the same period last year, an increase of 11.5%. The results for the first nine months of fiscal 2007 include a $1.8 million non-recurring write-off associated with the implementation of the new POS system. The results for the first nine months of fiscal 2006 include a one time favorable adjustment of $2 million related to gift card liabilities.

Income from Continuing Operations:

Income from continuing operations for the third quarter was $10.1 million as compared to $9.5 million for the same quarter last year, an increase of 6.6%.

Income from continuing operations for the first nine months of fiscal 2007 was $27.9 million as compared to $24.5 million for the same period last year, an increase of $13.9%.

Earnings Per Share:

Diluted earnings per share from continuing operations for the third quarter were $0.40 as compared to $0.38 for the same quarter last year. The non-recurring POS write-off is estimated to have an impact of $0.03 on diluted earnings per share for the third quarter of fiscal 2007.

Diluted earnings per share from continuing operations for the first nine months of fiscal 2007 were $1.09 as compared to $0.99 for the same period last year, an increase of 10.1%. The non-recurring POS write-off decreased diluted earnings per share by $0.04 for the first nine months of fiscal 2007. The prior year gift card liability adjustment increased earnings per share by $0.05 for the first nine months of fiscal 2006.

Charlotte Russe Holding, Inc. is a mall-based specialty retailer of fashionable, value-priced apparel and accessories targeting young women in their teens and twenties. At June 30, 2007 the Company operated 408 stores in 43 states and Puerto Rico. The Company expects to open at least 50 new stores in fiscal 2007. For more information about the Company, please visit www.charlotterusse.com.

Interested listeners are invited to participate in today’s Charlotte Russe conference call at 5:00 p.m. Pacific Time which will be broadcast over the internet at http://www.charlotterusse.com. To listen to the live call, please go to the web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the company’s web site shortly after the call, or by calling 800-633-8625, ID: 21339763.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Except for the historical information contained herein, this press release contains forward-looking statements. Such statements include, but are not limited to, projections of our future results of operations or of our financial condition, our anticipated management and growth strategies and new store openings. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or from any results expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risks that the Company will not achieve anticipated financial results or comparable store sales increases, the Company will not open new Charlotte Russe stores or remodel existing stores in the numbers or on the schedule anticipated, general and regional economic conditions, industry trends, consumer demands and preferences, competition from other retailers and uncertainties generally associated with women’s apparel and accessory retailing. A complete description of these factors, as well as others that could affect the Company’s business, is set forth in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission.

— Financial statements follow —

CHARLOTTE RUSSE HOLDING, INC.

CONSOLIDATED STATEMENTS OF INCOME

(amounts in 000’s, except per share data)

(Unaudited)

	Third Quarter Ended		Nine Months Ended
	June 30, 2007	June 24, 2006	June 30, 2007	June 24, 2006
Net sales	$180,280	$160,746	$550,610	$492,950

Cost of goods sold	126,864	114,710	397,176	358,364

Gross profit	53,416	46,036	153,434	134,586

Selling, general & administrative expenses	37,871	30,885	111,895	95,444

Operating income	15,545	15,151	41,539	39,142

Interest income, net	1,194	699	3,729	1,646
Other charges, net	—	(63)	—	(192)

Income from continuing operations before income taxes	16,739	15,787	45,268	40,596

Income tax expense	6,595	6,268	17,389	16,117

Income from continuing operations	10,144	9,519	27,879	24,479

Loss on discontinued operations	—	3,641	—	23,595

Net income	$10,144	$5,878	$27,879	$884

Earnings (loss) per share – basic:
Continuing operations	$0.40	$0.42	$1.10	$1.09

Discontinued operations	—	(0.16)	—	(1.05)

Earnings per basic share	$0.40	$0.26	$1.10	$0.04

Earnings (loss) per share – diluted:
Continuing operations	$0.40	$0.38	$1.09	$0.99
Discontinued operations	—	(0.14)	—	(0.95)

Earnings per diluted share	$0.40	$0.24	$1.09	$0.04

Basic weighted average shares outstanding	25,331	22,542	25,230	22,399
Diluted weighted average shares outstanding	25,542	24,788	25,489	24,640

CHARLOTTE RUSSE HOLDING, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(amounts in 000’s)

(Unaudited)

	June 30, 2007	June 24, 2006
ASSETS
Cash and cash equivalents	$87,514	$65,531

Inventories	53,509	51,488
Prepaid rent expense	10,145	—
Other current assets	13,709	6,418
Deferred tax assets	6,120	15,700
Current assets – discontinued operations	—	3,281

Total current assets	170,997	142,418

Fixed assets, net	205,832	163,454
Goodwill	28,790	28,790
Other assets	660	529

Total assets	$406,279	$335,191

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, trade	$36,232	$26,707
Accounts payable, other	8,743	6,019
Accrued payroll and related expense	4,740	6,411
Income and sales taxes payable	2,737	3,997
Other current liabilities	7,361	7,513
Current liabilities – discontinued operations	—	16,318

Total current liabilities	59,813	66,965

Deferred rent	100,512	92,514
Other liabilities	—	44
Deferred tax liabilities	140	1,060

Total liabilities	160,465	160,583

Total stockholders’ equity	245,814	174,608

Total liabilities and stockholders’ equity	$406,279	$335,191

CONTACT:	Patti Johnson
Executive Vice President & Chief Financial Officer
858-490-2603

Joseph Teklits
Integrated Corporate Relations
(203) 682-8258